================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 11-K



             [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

                                       OR

           [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                FOR THE TRANSITION PERIOD FROM ______ TO ______

                             COMMISSION FILE NUMBER

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                IMAX CORPORATION
                             401(k) RETIREMENT PLAN

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                IMAX CORPORATION
                               2525 Speakman Drive
                          Mississauga, Ontario L5K 1B1

================================================================================

                     IMAX CORPORATION 401(k) RETIREMENT PLAN


TABLE OF CONTENTS OF INFORMATION REQUIRED IN REPORT

ITEM 4.  Financial Statements and Supplemental for the Plan

The IMAX Corporation 401(k) Retirement Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). In lieu of the requirements of Items 1-3 of this Form, the Plan is filing the financial statements and supplemental schedules prepared in accordance with the financial reporting requirements of ERISA. The Plan financial statements and supplemental schedules for the years ended December 31, 2004 and 2003, are included as
Exhibit 99.1 to this report on Form 11-K and are incorporated herein by reference. The Plan financial statements and supplemental schedules have been examined by PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, and their report is included therein.

                                                                            Page

Signatures                                                                     2

EXHIBITS

23.1     Consent of Independent Registered Public Accounting Firm              3

99.1     Financial Statements and Supplemental Schedule of the IMAX
         Corporation 401(k) Retirement Plan for the year ended
         December 31, 2004, prepared in accordance with the financial
         reporting requirements of ERISA                                       4

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees of the IMAX Corporation 401(k) Retirement Plan have duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       IMAX CORPORATION 401(k) RETIREMENT PLAN

Date: June 7, 2006                     By:    /s/ Mary C. Sullivan
                                           -------------------------------------
                                       Name:  Mary C. Sullivan
                                       Title: Senior Vice President,
                                              Human Resources & Administration

                                       By:    /s/ G. Mary Ruby
                                           -------------------------------------
                                       Name:  G. Mary Ruby
                                       Title: Senior Vice President Legal
                                              Affairs, Corporate Secretary,
                                              Deputy General Counsel &
                                              Chief Compliance Officer


                                       2